Exhibit 99.1

FOR IMMEDIATE RELEASE	News Release

For more information, please contact:

Ryerson Schwark Public and Investor Relations Director Mentor Graphics 503.685.1462 ry_schwark@mentor.com	Dennis Weldon Investor Relations and Business Development Director Mentor Graphics 503.685.1462 dennis_weldon@mentor.com

Mentor Graphics Reports Preliminary 2006 Results; Fourth

Quarter Revenue and Bookings Hit Records

WILSONVILLE, Ore. January 8, 2007—In anticipation of a presentation today at the Ninth Annual Needham & Co. Growth Conference, Mentor Graphics Corporation (NASDAQ: MENT) announced preliminary fourth quarter 2006 results. Fourth quarter 2006 bookings and revenues will achieve record levels. Revenues will be in excess of $240 million, exceeding the Thomson First Call consensus estimate of $231 million. The company expects to exceed its previous fourth quarter profit guidance.

Three of four product categories set new annual revenue and bookings records, and three product categories also set quarterly revenue and bookings records. The Scalable Verification and New and Emerging categories showed particular strength in both bookings and revenue.

Fourth quarter book-to-bill reached near record levels.

The company emphasized that the foregoing results are preliminary and are subject to adjustments upon final closing of financial results and completion of the annual audit by independent accountants. Mentor Graphics will release fourth quarter and full year 2006 results after the close of the market on Thursday, February 1, 2007.

-more-

8005 S.W. Boeckman Road • Wilsonville, OR 97070-7777 • 503-685-7000 • www.mentor.com

Mentor Reports Preliminary 2006 Results	Page 2

About Mentor Graphics

Mentor Graphics Corporation (Nasdaq: MENT) is a world leader in electronic hardware and software design solutions, providing products, consulting services and award-winning support for the world’s most successful electronics and semiconductor companies. Established in 1981, the company reported revenues over the last 12 months of about $750 million and employs approximately 4,100 people worldwide. Corporate headquarters are located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777. World Wide Web site: http://www.mentor.com/.

(Mentor is a registered trademark of Mentor Graphics Corporation. All other company or product names are the registered trademarks or trademarks of their respective owners.)

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8005 S.W. Boeckman Road • Wilsonville, OR 97070-7777 • 503-685-7000 • www.mentor.com